Exhibit 99.1

Contact: Amy C. Chang Vice President, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2013 RESULTS

Reports quarterly revenue of $252 million, up 11% year-over-year

Diluted EPS of $0.16 vs. $0.07 from continuing operations in prior year

SAN DIEGO – (May 2, 2013) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced first quarter 2013 financial results which exceeded the Company’s guidance for both revenue and adjusted EBITDA. Financial highlights are as follows:

Dollars in millions, except per share amounts.*

	Q1 2013	% Chg Q1 2012
Revenue	$252.1	11%
Gross profit	$73.0	15%
Net income	$7.6	119%
Diluted EPS	$0.16	129%
Adjusted EBITDA**	$21.1	21%
*	Amounts in the table exclude the impact of the discontinued operations associated with the disposal of the Home Healthcare Services segment in January 2012.
**	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” below for a reconciliation of non-GAAP items.

•	AMN’s year-over-year revenue growth was driven by increases across all business segments, with the largest contribution from Nurse and Allied Healthcare Staffing which grew revenue by 15%

•	The Travel Nurse business continued to lead AMN’s performance with revenue growth of 19% over prior year

•	Locum Tenens Staffing hit a positive inflection point with revenue up year-over-year and sequentially

•	The pipeline for new MSP relationships remains robust across all staffing segments

•	First quarter consolidated gross margin grew to 29.0% due to solid management of direct costs and a favorable workers’ compensation reserve adjustment

•

Capitalizing on a favorable credit market and strong financial performance, the Company recently amended its credit agreement, which will result in future interest expense savings from a rate reduction on the term loan of 200 basis points.

“AMN’s first quarter performance, with year-over-year revenue growth and improved operating leverage across all business segments, was driven by the team’s strong execution and solid market demand trends,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “As our clients continue to navigate through the transformational trends in healthcare, our clear position as the leader in delivering innovative workforce solutions is enabling AMN to be a more strategic partner. Our pipeline of MSP opportunities remains strong, and we anticipate continued MSP penetration across the nursing, allied and locum tenens staffing markets.”

First Quarter 2013 Results

First quarter 2013 consolidated revenue was $252 million, an increase of 11% from the same quarter last year and 2% sequentially. First quarter revenue for the Nurse and Allied Healthcare Staffing segment was $177 million, up 15% from the same quarter last year and 1% sequentially. Locum Tenens Staffing segment revenue in the first quarter was $65 million, an increase of 3% from the same quarter last year and 4% sequentially. First quarter Physician Permanent Placement Services segment revenue was $10 million, an increase of 10% from the same quarter last year and a decrease of 2% sequentially.

First quarter gross margin of 29.0% was higher by 110 basis points than the same quarter last year and 50 basis points sequentially. The increase over the prior year was due primarily to a favorable workers’ compensation reserve adjustment in the Nurse and Allied Healthcare Staffing segment and a gross margin improvement in the Locum Tenens Staffing segment. The sequential increase was driven by the favorable workers’ compensation reserve adjustment.

SG&A expenses for the first quarter were $54 million, representing 21.3% of revenue, compared to 20.8% of revenue in the same quarter last year and 21.4% of revenue in the prior quarter. The increase from the prior year was due primarily to higher spending in support of revenue growth and a prior year $2 million refund received in connection with the settlement of an assessment with the California Employment Development Department partially offset by improved operating leverage.

First quarter adjusted EBITDA grew 21% year-over-year to $21 million. Adjusted EBITDA margin of 8.4% represented a 70 basis point increase over the prior year and was driven by improvements in gross margin and operating leverage. First quarter net income was $8 million. First quarter net income per diluted common share was $0.16.

As of March 31, 2013, cash and cash equivalents totaled $2 million and total term debt outstanding, net of discount, was $158 million, with a leverage ratio of 2.3 to 1. First quarter 2013 cash used in operations was $3 million, driven by an increase in working capital from higher days sales outstanding. Capital expenditures were $2 million.

The Company’s amendment to its credit agreement went into effect on April 9, 2013, reducing the interest rate on the revolving line of credit and term loan.

Business Trends and Outlook

The Company expects second quarter consolidated revenue to be between $251 million and $255 million, representing year-over-year revenue growth of 6% to 8%. Gross margin is expected to be approximately 28.5%. SG&A expenses as a percentage of revenue are expected to be approximately 21.0% to 21.5%. Adjusted EBITDA margin is expected to be approximately 7.5% to 8.0%.

About AMN Healthcare

AMN Healthcare is the innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions—including managed services programs and recruitment process outsourcing—enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the largest network of quality clinicians and physicians through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups and many other healthcare settings. For more information, visit http://www.amnhealthcare.com.

Conference Call on May 2, 2013

AMN Healthcare Services, Inc.’s first quarter 2013 conference call will be held on Thursday, May 2, 2013, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-9626 in the U.S. or (612) 332-0634 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on May 2, 2013, and can be accessed until 2:59 a.m. Eastern Time on May 17, 2013, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 287506.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, and (2) adjusted EBITDA margin. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports.

Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2013 second quarter revenue, gross margin, SG&A expenses, adjusted EBITDA margin and continued MSP penetration. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Revenue	$252,120	$226,412	$247,841
Cost of revenue	179,113	163,198	177,214

Gross profit	73,007	63,214	70,627

	29.0%	27.9%	28.5%
Operating expenses:
Selling, general and administrative	53,607	47,176	53,049
	21.3%	20.8%	21.4%
Depreciation and amortization	3,290	3,695	3,469

Total operating expenses	56,897	50,871	56,518

Income from operations	16,110	12,343	14,109
Interest expense, net	2,859	5,533	3,208

Income from continuing operations before income taxes	13,251	6,810	10,901
Income tax expense	5,688	3,357	3,818

Income from continuing operations	7,563	3,453	7,083
Income from discontinued operations, net of tax	0	823	0

Net income	$7,563	$4,276	$7,083

Basic income per common share from:
Continuing operations	$0.17	$0.07	$0.16
Discontinued operations	0.00	0.02	0.00

Net income	$0.17	$0.09	$0.16

Diluted income per common share from:
Continuing operations	$0.16	$0.07	$0.15
Discontinued operations	0.00	0.02	0.00

Net income	$0.16	$0.09	$0.15

Weighted average common shares outstanding:
Basic	45,813	40,576	44,270

Diluted	47,679	46,164	47,296

Other comprehensive income (loss)	93	(43)	(5)

Comprehensive income	$7,656	$4,233	$7,078

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Revenue
Nurse and allied healthcare staffing	$176,765	$153,886	$174,997
Locum tenens staffing	65,456	63,509	62,739
Physician permanent placement services	9,899	9,017	10,105

	$252,120	$226,412	$247,841

Reconciliation of Non-GAAP Items:
Segment operating income(1)
Nurse and allied healthcare staffing	$22,474	$17,077	$21,601
Locum tenens staffing	4,892	4,416	4,808
Physician permanent placement services	2,241	1,706	2,071

	29,607	23,199	28,480
Unallocated corporate overhead	8,505	5,732	9,256

Adjusted EBITDA(2)	21,102	17,467	19,224
Adjusted EBITDA margin(3)	8.4%	7.7%	7.8%
Depreciation and amortization	3,290	3,695	3,469
Stock-based compensation	1,702	1,429	1,646
Interest expense, net	2,859	5,533	3,208

Income from continuing operations before income taxes	13,251	6,810	10,901
Income tax expense	5,688	3,357	3,818

Net income from continuing operations	7,563	3,453	7,083

Net income from discontinued operations	0	823	0

Net income	$7,563	$4,276	$7,083

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Gross Margin
Nurse and allied healthcare staffing	27.5%	26.4%	26.6%
Locum tenens staffing	27.9%	27.1%	28.0%
Physician permanent placement services	62.6%	59.5%	65.2%
Operating Data:
Nurse and allied healthcare staffing
Average clinicians on assignment (4)	6,215	5,443	6,075
Revenue per clinician per day(5)	$316.02	$310.68	$313.11
Gross profit per clinician per day(5)	$86.80	$81.99	$83.17
Locum tenens staffing
Days filled (6)	45,357	45,990	44,377
Revenue per day filled(6)	$1,443.11	$1,380.93	$1,413.77
Gross profit per day filled(6)	$402.62	$374.92	$395.50

	As of March 31		As of December 31,
	2013	2012	2012
Leverage ratio (7)	2.3	3.2	2.4

(1)	Segment operating income represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, stock-based compensation expense, and net income from discontinued operations, net of tax.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation expense and net income from discontinued operations, net of tax. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Average clinicians on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(5)	Revenue per clinician per day and gross profit per clinician per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average clinicians on assignment, divided by the number of days in the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.
(7)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA for the last twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$1,939	$5,681
Accounts receivable, net	156,750	142,510
Accounts receivable, subcontractor	19,332	18,467
Deferred income taxes, net	17,794	18,123
Prepaid and other current assets	21,399	18,963

Total current assets	217,214	203,744
Restricted cash, cash equivalents and investments	18,801	18,861
Fixed assets, net	15,336	14,815
Deposits and other assets	21,186	19,732
Goodwill	123,324	123,324
Intangible assets, net	135,304	136,910

Total assets	$531,165	$517,386

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$56,721	$52,619
Accrued compensation and benefits	49,393	49,443
Revolving credit facility	1,000	0
Other current liabilities	7,056	7,463

Total current liabilities	114,170	109,525
Notes payable, less current portion and discount	158,246	158,178
Other long-term liabilities	67,279	67,572

Total liabilities	339,695	335,275
Commitments and contingencies
Stockholders’ equity	191,470	182,111

Total liabilities and stockholders’ equity	$531,165	$517,386

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Net cash (used in) provided by operating activities	$(2,699)	$9,553	$18,450
Net cash (used in) provided by investing activities	(2,155)	7,352	(1,257)
Net cash provided by (used in) financing activities	1,019	(15,923)	(15,330)
Effect of exchange rates on cash	93	(43)	(5)

Net (decrease) increase in cash and cash equivalents	(3,742)	939	1,858
Cash and cash equivalents at beginning of period	5,681	3,962	3,823

Cash and cash equivalents at end of period	$1,939	$4,901	$5,681